Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                           CALIFORNIA CLEAN AIR, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                       N/A
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                                 (CUSIP Number)

                                Stephen D. Wilson
                           California Clean Air, Inc.
                         3790 Via de la Valle, Suite 103
                            Del Mar, California 92014
                                 (760) 494-6497
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                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                 August 11, 2004
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              Date of Event Which Requires Filing of This Statement

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     James K. Anderson
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                (b) |_|
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3 SEC USE ONLY

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4    SOURCE OF FUNDS*

     PF
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5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
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               7    SOLE VOTING POWER

                    189,000
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  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           189,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
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11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     189,000
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12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.5%
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14   TYPE OF REPORTING PERSON*

     IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. SECURITY AND ISSUER.

        Common Stock of California Clean Air, Inc.
        3790 Via de la Valle, Suite 103
        Del Mar, California 92014


ITEM 2. IDENTITY AND BACKGROUND.

        (a)     James K. Anderson;
        (b)     One Keahole Place, Ste. 1607, Honolulu, HI 96825;
        (c)
        (d) Mr. Anderson has not been convicted in any criminal proceeding during the last five years;
        (e)     USA.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      The source of funds is personal funds of Mr. Anderson's in the amount of $94,500.

ITEM 4. PURPOSE OF TRANSACTION.

      The purpose of the transaction was to obtain an equity position in the issuer.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

        (a) 189,000 shares representing 14.5% of the issued and outstandin common stock of the issuer;
        (b)     Sole voting power over 189,000 shares;
        (c)     Not applicable;
        (d)     Not applicable;
        (e)     Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
        WITH RESPECT TO SECURITIES OF THE ISSUER.

        Not applicable

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        None

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated:  August 30, 2004.             /s/ JAMES K. ANDERSON
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          Date                                 James K. Anderson